EXHIBIT 10.42

1012 JARM, LLC
Jarrod Rogers
3105 Overlook Circle
Highland Village, TX 75077

Dear Mr. Rogers,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you, Jarrod Rogers (“you” or “Consultant”), agree to provide certain services (as described on Schedule I) to Fuse Medical, Inc. (the “Company”).

1.SERVICES.

1.1The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2You shall provide to the Company the services set forth on Schedule I (the “Services”).

1.3The Company shall not control the manner or means by which you perform the Services.

1.4Unless otherwise set forth in Schedule I, you shall furnish, at your own expense, the equipment, supplies, and other materials used to perform the Services.  The Company shall provide you with access to its premises and equipment to the extent necessary for the performance of the Services.

1.5To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks, and other resources.

2.TERM.  The term of this Agreement commenced on March 1, 2018 (“Effective Date”) and shall continue until February 28, 2019, unless earlier terminated in accordance with Section 8 (the “Term”).  The term of this Agreement will automatically renew subject to mutual written agreement between the parties.

3.FEES AND EXPENSES.

3.1As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fee as set forth on Schedule II, attached hereto (the

“Fees”), payable on the dates set forth on Schedule II.  You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2You are solely responsible for any travel or other costs or expenses incurred by you in connection with the performance of the Services, and in no event shall the Company reimburse you for any such costs or expenses.

4.RELATIONSHIP OF THE PARTIES.

4.1You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and the Company for any purpose.  You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker’s compensation insurance on your behalf.  You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.  Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5.CONFIDENTIALITY.

5.1You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”).  Any Confidential Information that you develop in connection with the Services shall be subject to the terms and conditions of this clause.  You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services.  You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

5.2Confidential Information shall not include information that:

(a)is or becomes generally available to the public other than through your breach of this Agreement; or

(b)is communicated to you by a third party that had no confidentiality obligations with respect to such information.

5.3Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.  You agree to provide written notice of any such order to an authorized officer of the Company within two (2) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

5.4Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”).  Notwithstanding any other provision of this Agreement:

(a)You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)is made:  (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you:

(i)file any document containing the trade secret under seal; and

(ii)do not disclose the trade secret, except pursuant to court order.

6.REPRESENTATIONS AND WARRANTIES.

6.1You represent and warrant to the Company that:

(a)you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;

(b)your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; and

(d)you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations.

6.2The Company hereby represents and warrants to you that:

(a)it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

7.INDEMNIFICATION.

7.1You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)bodily injury, death of any person, or damage to real or tangible, personal property resulting from your acts or omissions; and

(b)your breach of any representation, warranty, or obligation under this Agreement.

7.2The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

8.TERMINATION.

8.1You or the Company may terminate this Agreement without cause upon 30 days’ written notice to the other party to this Agreement.  In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination.

8.2You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within ten (10) days after receipt of written notice of such breach.

8.3Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination:

(a)deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(b)permanently erase all of the Confidential Information from your computer systems; and

(c)certify in writing to the Company that you have complied with the requirements of this clause.

8.4The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 9, and Section10 shall survive the expiration or termination of this Agreement.

9.ASSIGNMENT.  You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent.  Any assignment in violation of the foregoing shall be deemed null and void.  The Company may freely assign its rights and obligations under this Agreement at any time.  Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

10.MISCELLANEOUS.

10.1You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

10.2All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section).  All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid).  Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

10.3This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.4This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

10.5This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule.  Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in city of Dallas, Texas in any legal suit, action, or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

10.6If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.7This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

FUSE MEDICAL, INC.

By:

Name:  Chris C. Reeg

Title: Chief Executive Officer

Acknowledged and Agreed

1012 JARM, LLC

By:
Name: Jarrod Rogers
Title: Chief Executive Officer

SCHEDULE II

COMPENSATION

1.	Consultant will be compensated a flat fee of $32,500 a month.
2.

The Company will grant the consultant a nonqualified stock option (“Option”) to purchase up 150,000 shares of the Company’s common stock (“Common Stock”) subject to the Company’s Board of Directors (“Board”) grant at an exercise price equal to the closing price of the stock on the first business day following the date of Board grant as reported by OTC Markets, pursuant to the Company’s 2017 Equity Incentive Plan.  The Option will be subject to a vesting period of three (3) years.  As long as the Agreement remains in effect, the Common Stock subject to the Option will vest in accordance with the following schedule: (i) 50,000 shares will vest on the first anniversary of the Effective Date; (ii) 50,000 shares will vest on the second anniversary of the Effective Date; and (iii) 50,000 shares will vest on the third anniversary of the Effective Date.  However, if this Agreement should terminate before the Expiration Date, the Advisor will only be entitled to the Common Stock vested as of the Termination Date.

SCHEDULE I

SERVICES

1.

Consultant will provide marketing and consulting services to the Company.  The Consultant will advise Company of any new accounts for surgical instrumentation and implants and make the appropriate introductions.  Consultant will be the point of contact for the accounts and assist with day to day issues and orders.  The Company will provide case coverage services.